Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-190413) and related Prospectus of Spectrum Pharmaceuticals, Inc. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2013, except for the effects on the consolidated financial statements of the restatement described in Note 1A, as to which the date is December 6, 2013, with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. and Subsidiaries, and our report dated February 27, 2013, except for the effects of the material weakness described in the seventh paragraph, as to which the date is December 6, 2013 with respect to the effectiveness of internal control over financial reporting of Spectrum Pharmaceuticals, Inc. and Subsidiaries, included in the Amendment to its Annual Report (Form 10-K/A) for the year ended December 31, 2012, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 13, 2013